Exhibit 99.1

GAIN Capital to Acquire GFT;

Announces Preliminary First Quarter Results

•	Transformative acquisition provides significant scale along with revenue and product diversification

•	Combined 2013 revenue run-rate of $329 million and pro forma EBITDA run-rate of $77 million based on Q1 2013 results

•	Pro forma client assets of approximately $650 million and funded accounts of 139,710 as of March 31, 2013

•	Estimated first year operating synergies of $35-$45 million

•	Accretive in the first full quarter following closing

GAIN Capital Preliminary First Quarter 2013 Results:

•	Revenues increased 50% year-over year, to $49.8 million

•	EBITDA of $7.5 million, up from $1.3 million; 15% EBITDA margin

•	Net income of $4.3 million, or $0.11 per diluted share

•	Client assets reached $456.9 million; Funded accounts increased 36% to 100,020

Bedminster, New Jersey (April 25, 2013) — GAIN Capital Holdings, Inc. (NYSE: GCAP, “the Company”) today announced that it has signed a definitive agreement to acquire Global Futures & Forex, LTD (GFT), a global provider of retail forex and derivatives trading with offices in London, Singapore, Tokyo, Sydney and Grand Rapids, Michigan. The purchase price is approximately $107.8 million which, including $80 million of GFT cash at closing, results in a net purchase price of $27.8 million. The purchase price will be paid with $40 million in cash, a five-year $40 million seller note and the issuance of approximately 4.9 million shares of GAIN common stock. Both companies will initially retain their separate brand identities, while benefitting from significant synergies and capabilities across their complementary businesses. The transaction is expected to close in the third quarter of 2013, subject to regulatory approvals and customary closing conditions.

Founded in 1997, GFT offers forex, CFDs, spread betting, binaries and FX options primarily through its proprietary, award-winning Dealbook 360® platform. GFT has built an extensive network of partners throughout the world that accounted for over 75% of GFT’s retail trading volume in 2012. This strong partner business complements GAIN’s market-leading retail brand, FOREX.com, and the combined company will source approximately 52% of its retail volume from partners, with the remaining 48% coming from direct retail clients. In addition, GFT’s growing Sales Trader business, which accounted for approximately 40% of GFT’s total trading volume in 2012, fits well with GAIN’s institutional execution desk, providing a substantial opportunity to expand the Company’s institutional business.

The transaction is expected to be accretive in the first full quarter after closing, and first year operating synergies are estimated at $35-$45 million. The combined company will have pro forma client assets of approximately $650 million, a 2013 revenue run-rate of $329 million, based on first quarter 2013 revenues of $49.8 million and $32.5 million for GAIN and GFT, respectively, and a 2013 pro forma EBITDA run-rate of $77 million, based on first quarter 2013 EBITDA of $7.5 million and $1.8 million for GAIN and GFT, respectively, and assuming the mid-point of first year operating synergies achieved.

“Following our successful acquisition of GFT’s U.S. business in December of 2012, we recognized that combining GAIN’s operations with GFT was a significant opportunity to grow our business across the spectrum of retail and institutional products. The combined company will have a deeper global footprint, a robust offering of more than 12,500 financial products, and industry-leading trading platforms and tools. Our larger scale will also enhance GAIN’s ability to take advantage of improved market conditions, while providing greater resilience at times of weak volatility,” said Glenn Stevens, CEO of GAIN Capital. “This combination builds upon GAIN’s strong track record as a successful industry consolidator and creates an even more robust platform for future consolidation and growth.”

“This transaction is a natural fit, as it combines two highly complementary businesses to create a new leading player in the industry,” said Gary L. Tilkin, CEO and founder of GFT. “Consistent with our history of partnering with respected market leaders, GAIN has a strong management team and an excellent reputation in the industry. I am enthusiastic about this opportunity to leverage our combined strengths to unlock significant value for both customers and stockholders.”

Upon the completion of the acquisition, Mr. Tilkin will hold a 12% equity interest in GAIN and will become a member of GAIN’s Board of Directors.

GFT clients should expect no impact to their accounts or how they trade. All clients will receive more detailed information about what they can expect from the combined company after the acquisition is completed.

Raymond James & Associates, Inc. provided a fairness opinion regarding the acquisition of GFT.

Preliminary First Quarter Results:

GAIN Capital reported that its net revenues for the first quarter ended March 31, 2013 reached $49.8 million, an increase of 50% over last year’s first quarter. EBITDA for the period was $7.5 million, up from $1.3 million in the first quarter 2012, and net income was $4.3 million, or $0.11 per diluted share, compared to a loss of $1.3 million, or $0.04 per diluted share in the first quarter of 2012. GAIN’s client assets increased to $456.9 million, up from $446.3 as of December 31, 2012. Full financial results for the period, as well as operating metrics for the month of April will be released after the close of the market on Tuesday May 7, 2013.

Conference Call Information:

GAIN Capital will host a conference call to discuss this announcement Thursday, April 25, 2013, at 8:00 am ET. Participants may access the live call by dialing +1.877.317.6789 (U.S. domestic), or +1.412.858.4600 (international).

A live audio webcast of the call and presentation discussing this announcement will be available at: http://services.choruscall.eu/links/mbs130424.html.

An audio replay will be made available for one month starting approximately two hours after the call by dialing +1.877.344.7529 in the U.S. or +1.412.317.0088 from abroad and entering passcode 10028256#.

About GAIN Capital

GAIN Capital Holdings, Inc. (NYSE: GCAP) is a global provider of online trading services. GAIN’s innovative trading technology provides market access and highly automated trade execution services across multiple asset classes, including foreign exchange (forex or FX), contracts for difference (CFDs) and exchange-based products, to a diverse client base of retail and institutional investors.

Through our retail brand, FOREX.com, we provide retail traders around the world with access to a variety of global OTC financial markets, including forex, precious metals and CFDs on commodities and indices. GAIN Capital also operates GTX, a fully independent FX ECN for hedge funds and institutions; Open eCry (OEC), an innovative online futures broker; and GAIN Securities, Inc. (member FINRA/SIPC) a licensed U.S. broker-dealer.

GAIN Capital and its affiliates have offices in New York City; Bedminster, New Jersey; London; Sydney; Hong Kong; Tokyo; Singapore; Beijing; and Seoul.

For further company information, visit www.gaincapital.com

Reconciliation of GAAP Net Income to Adjusted EBITDA

EBITDA is a non-GAAP financial measure that represents our historical and pro forma earnings before interest, taxes, depreciation, amortization and non-recurring expenses. This non-GAAP financial measure has certain limitations, including that it does not have a standardized meaning and, therefore, our definition may be different from similar non-GAAP financial measures used by other companies and / or analysts. Thus, it may be more difficult to compare our financial performance to that of other companies. We believe our reporting of EBITDA assists investors in evaluating our historical and expected operating performance. However, because EBITDA is not a measure of financial performance calculated in accordance with GAAP, such measure should be considered in addition to, but not as a substitute for, other measures of our financial performance reported in accordance with GAAP, such as net income.

Reconciliation of GAAP Net Income to EBITDA and EBITDA Margin Reconciliation

In millions

(unaudited)

	FYE December 31, 2012		3 Months Ended March 31, 2013
	Gain	GFT	Gain	GFT
Net revenue	$151.4	$97.8	$49.8	$32.5
Interest expense	0.4	—	0.1	—

Net revenue (ex. interest expense)	$151.8	$97.8	$49.9	$32.5
Net income / (loss)	$2.6	$(32.7)	$4.3	$(2.4)
Depreciation and amortization	4.9	9.5	1.6	2.2
Purchased intangible amortization	4.1	—	0.6	—
Interest expense	0.4	—	0.1	—
Restructuring(1)	0.6	—	—	—
Income tax expense / (benefit)	(1.5)	(0.2)	0.9	2.0

EBITDA	$11.1	$(23.4)	$7.5	$1.8

EBITDA Margin % (2)	7%	NM	15%	6%

(1)	Non-recurring expenses related to cost savings effected in 2Q 2012
(2)	EBITDA Margin calculated as EBITDA / Net revenue (ex. Interest expense)

Media Contact

Chris Mittendorf, Edelman for GAIN Capital

+1 212.704.8134

pr@gaincapital.com

Investor Relations Contact

Hugh Collins and Lynn Morgen

MBS Value Partners

+1 212.750.5800

gain@mbsvalue.com